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                             EMPLOYMENT AGREEMENT
                             --------------------


        Agreement, dated December 29, 1995, by and between Lion Golf of Oregon, Inc., a Oregon corporation with offices at 63025 O.B. Riley Road #20, Bend, Oregon 97701 and James Cole, an individual residing at ________________________ (hereinafter referred to as the "Employee").

                             W I T N E S S E T H:
                             - - - - - - - - - -

        WHEREAS, the Company and the Employee mutually desire to enter into an Employment Agreement with respect to the Employee's employment by the Company;

        NOW, THEREFORE, in consideration of the mutual covenants herein contained, and for other good and valuable consideration the receipt of which is hereby acknowledged, the Company and the Employee hereby agree as follows:

        1.      Term and Position.
                ------------------

        The Company agrees to employ the Employee as its Chief Operating Officer for the period (the "Employment Period") commencing on the date hereof and terminating five years from the date hereof, which term shall be subject to renewal at the mutual agreement of the parties. The Employee accepts such employment, agrees to perform the functions and duties incident to such position, and further agrees to perform such other services consistent with his position as shall from time to time be assigned to him by, or pursuant to authorization of, the Board of Directors of the Company and agrees to devote substantially all of his business time, skill and attention to such services.

        2.     Compensation and Benefits.
               -------------------------

                a. The Company shall pay to the Employee, and the Employee shall accept from the Company, for the Employee's services hereunder during the Employment Period, (i) a base salary of $60,000 per year, payable periodically in accordance with the customary payroll practices of the Company, and (ii) such bonus each year as shall be determined by the Board of Directors of the Company or any appropriate committee thereof.

                b. The Company agrees to reimburse the Employee for all reasonable business expenses incurred by him during the Employment



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Period in connection with the performance of his services hereunder, including expenses incurred in connection with activities associated with promoting the business of the Company that are authorized from time to time by the Board of Directors, upon presentation by Employee of an accounting of such expenses in such detail as may be required by then-applicable tax laws.

                c. The Employee shal participate at the Company's expense on the same basis, subject to the same qualifications, as other senior executives of the Company in any pension, savings, life insurance, health insurance, hospitalization, long-term disability, and other fringe benefit plans and vacation policies (the "Fringe Benefits") in effect from time to time with respect to senior executives of the Company.

                d. Employee shall also receive options to purchase up to 10,000 shares of Quadrax Corporation Common Stock under Quadrax Corporation's stock option plan, at an exercise price equal to the closing bid price of such Common Stock on the date hereof. Such options shall all vest upon the first anniversary date hereof provided that Employee is then an employee of the Company.

        3.      Termination.
                -----------

                a.  For Cause.
                    ---------

                This Agreement may be terminated immediately by the Company upon the occurrence of any of the following events: (i) the death of Employee;
(ii) Employee's loss of legal capacity for any reason; (iii) any act committed by the Employee against the Company, its subsidiaries or divisions constituting
(A) fraud, (B) misappropriation of corporate opportunity, (C) self-dealing without the express prior approval of the Board of Directors of the Company,
(D) embezzlement of funds, or (E) felony conviction for conduct involving moral turpitude or other criminal conduct materially and adversely affecting the operations of the Company, its subsidiaries or divisions; (iv) the breach or default by Employee in the performance of any material covenant on the part of the Employee to be performed under this Agreement, which breach or default shall continue for a period of fourteen (14) days after receipt of written notice from the Company; (v) chronic alcoholism or any other form of drug addiction which impairs the Employee's ability to perform his duties hereunder; or (vi) disability of Employee, which prevents Employee from performing any material amount of his duties hereunder, and such disability is expected, in the opinion of a physician engaged by the Company for such purpose, to continue in excess of 120 days. In the event of disability, Employee shall be entitled to cause his own physician to make an examination of Employee, and if such personal physician disagrees with the opinion of the Company's doctor, then the two doctors shall together appoint a third physician to examine Employee, and the determination of such third physician shall be final. The fees


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of such third physician shall be paid by the Company.

                b.  Without Cause.
                    -------------

                This Agreement may be terminated by the Company at any time without cause, subject to the payments set forth in subsection 3.c below.

                c.  Compensation Upon Termination.
                    -----------------------------

                In the event that Employee is terminated with cause, as set forth in Section 3.a above, then the obligation of the Company to compensate Employee shall cease with the payment of all amounts accrued (including reimbursement of expenses properly incurred by Employee prior to termination) as of such date. In the event that Employee is terminated without cause, as set forth in Section 3.b above, then the Company shall be obligated to pay Employee his regular salary and benefits (but not including any discretionary bonuses in the event termination occurs prior to the seventh month of any contract year) through the normal term of this Agreement.

        4.      Breach, Notice.
                --------------

        The Company and the Employee agree that neither party shall have the right to terminate this Employment Agreement by reason of any breach by the other party of the provisions hereof unless written notice specifying such breach shall have been given to the other party and unless the other party shall continue such breach for at least fourteen days after the receipt of such notice.

        5.      Non-Disclosure of Confidential Information.
                ------------------------------------------

                a. The Employee acknowledges that it is the policy of the Company to maintain as secret and confidential all valuable and unique information heretofore or hereafter acquired, developed or used by the Company relating to the business, operations employees and customers of the Company, which information gives the Company a competitive advantage in its industry, and which information includes technical knowledge, know-how or trade secrets and information concerning the operations, sales, personnel, suppliers, customers, costs, profits, markets, pricing policies, "Confidential Material" (as hereinafter defined), and the results of any investigations or experiments of the Company (such information is hereinafter referred to as "Confidential Information", provided, that confidential Information shall not include any foregoing items which are in the public domain or which are available from third-party sources without any violation of this Agreement). The Employee recognizes that the services to be performed by the Employee are special and unique, and that by reason of his duties he will acquire Confidential Information. The Employee recognizes that all such Confidential Information is the sole and exclusive property of the Company. In consideration of the Company's



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entering into this Agreement, the Employee agrees that:

                        i. he shall never for so long as such information is valuable and unique (but in no case for longer than five years following the termination of Employee's employment by the Company), directly of indirectly, use, publish, disseminate or otherwise disclose any Confidential Information obtained during his employment by the Company without the prior written consent of the Company's Board of Directors, it being understood that this subparagraph shall survive the term of this Agreement;

                        ii. the parties hereto agree that the Employee, during the course of his employment, may be directed to perform services for the benefit of a customer of the Company, such customer shall be deemed a third party beneficiary of the provisions of this Agreement and, in addition to the proscriptions contained in subparagraph (i) above, shall not disclose any "confidential information" which relates to the customer (defined with respect to such customer in the same manner as for the Company) to any person, firm or enterprise without the prior written consent of the Company and such customer;

                        iii. during the term of his employment by the Company, he shall exercise all due and diligent precautions to protect the integrity of the Company's customer lists, mailing lists and sources thereof, statistical data and compilations, Agreements, contracts, manuals or other documents and any and all other materials embodying any Confidential Information (the "Confidential Materials") and, upon termination of his employment hereunder, or at such earlier time as the Company may so request, he shall immediately return to the Company all such Confidential Materials (and copies therof) then in his possession or control;

                        iv. the Employee agrees that he will at all times comply with all security regulations (a) in effect from time to time at the Company's or its customers' premises and (b) in effect for materials belonging to the Company or its customers; and

                        v. the Employee agrees that the provisions of this subsection (a) are reasonably necessary to protect the proprietary rights of the Company in the Confidential Information and its trade secrets, goodwill and reputation.

                b. The Employee acknowledges that any breach of the provisions of this Section 5 can cause irreparable harm to the Company for which the Company would have no adequate remedy at law. In the event of a breach or threatened breach by the Employee of any of such provisions, in addition to any and all other rights and remedies it may have under this Agreement or otherwise, the Company may immediately seek judicial action deemed necessary, including, without limitation, temporary and preliminary injunctive relief.


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        6.      Arbitration.
                -----------

        Any controversy or claim arising out of or in connection with this Employment Agreement or any breach of this Employment Agreement or any default under this Employment Agreement shall be settled by arbitration in the State of Oregon in accordance with the rules of the American Arbitration Association and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction.

        7.      Successors and Assigns.
                ----------------------

        This Employment Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, administrators, executors, successors and assigns; provided, however, that this Employment Agreement may not be assigned by either party hereto.

        8.      Governing Law.
                -------------

        This Employment Agreement shall be governed by, and construed in accordance with, the laws of the State of Oregon.

        9.      Notice.
                ------

        Any notice required hereunder shall be delivered by hand, sent by telecopy, or sent by registered or certified mail, addressed to the other party hereto at its address set forth above or at such other address as notice thereof shall have been given in accordance with the provisions of this Section
9. Any such notice shall become effective (a) when mailed, three days after having been deposited in the mails, postage prepaid, and (b) in the case of delivery by hand or telecopy, upon delivery.

        10.     Agreement; Amendment.
                --------------------

        This Agreement supersedes any prior Agreements or understandings, oral or written, between the parties hereto and represents their entire understanding and Agreement with respect to the subject matter hereof, and this Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement which is signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought.

        11.     Severability.
                ------------

        In the event of the invalidity or unenforceability of any one or more provisions of this Agreement, such illegality or unenforceability shall not affect the validity or enforeceability of


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the other provision hereof and such other provisions shall be deemed to remain in full force and effect. The Employee specifically acknowledges and agrees that the provisions of Section 5 hereof are reasonable and valid in all respects. If any tribunal having jurisdiction determines that any of the provisions of Section 5 or any part or parts thereof, is invalid or unenforceable because of the duration or scope of such provision, such tribunal shall have the power to reduce the duration or scope of such provision, and in its reduced form, such provision shall then be enforceable.



        IN WITNESS WHEREOF, each of the parties hereto has executed this Employment Agreement the day and year first above written.

                                        LION GOLF OF OREGON, INC.


                                        By:
                                            ---------------------


                                        EMPLOYEE:

                                        -------------------------









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the other provision hereof and such other provisions shall be deemed to remain in full force and effect. The Employee specifically acknowledges and agrees that the provisions of Section 5 hereof are reasonable and valid in all respects. If any tribunal having jurisdiction determines that any of the provisions of Section 5 or any part or parts thereof, is invalid or unenforceable because of the duration or scope of such provision, such tribunal shall have the power to reduce the duration or scope of such provision, and in its reduced form, such provision shall then be enforceable.



        IN WITNESS WHEREOF, each of the parties hereto has executed this Employment Agreement the day and year first above written.

                                        LION GOLF OF OREGON, INC.


                                        By:
                                            ---------------------


                                        EMPLOYEE:

                                        -------------------------









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